Exhibit 10.42

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 13, 2011, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and NETWORK ENGINES, INC., a Delaware corporation with its chief executive office located at 25 Dan Road, Canton, Massachusetts 02021 (“Borrower”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of February 5, 2010, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of February 5, 2010, between Borrower and Bank, as amended by a certain Consent and First Loan Modification Agreement dated as of January 18, 2011, between Borrower and Bank (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.             DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modifications to Loan Agreement.

1                                          The Loan Agreement shall be amended by deleting each of (i) Section 2.1.3 (Foreign Exchange Sublimit), and (ii) Section 2.1.4 (Cash Management Services Sublimit) in their entirety.

2                                          The Loan Agreement shall be amended by deleting the following Section 2.3(a) (Interest Rate) thereof in its entirety:

“(a)         Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one half of one percent (0.50%) above the Prime Rate, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.”

and inserting in lieu thereof the following:

“(a)         Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to: (i) prior to the 2011 Effective Date, one half of one percent (0.50%) above the Prime Rate, and (ii) on and after the 2011 Effective Date, the greater of (A) the Prime Rate, and (B) three and one quarter of one percent (3.25%), which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.”

3                                          The Loan Agreement shall be amended by deleting the following text appearing in Section 2.3(e) (Unused Revolving Line Facility Fee) thereof:

“The unused portion of the Revolving Line, for the purposes of this calculation, shall include average amounts reserved for products provided in connection with Cash Management Services and FX Forward Contracts during such month.”

4                                          The Loan Agreement shall be amended by inserting the following text to appear at the end of Section 4.1 (Grant of Security Interest) thereof:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.  In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any.  In the event such Bank Services consist of  outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (i) one hundred five percent (105.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred ten percent (110.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.”

5                                          The Loan Agreement shall be amended by deleting the following text appearing in Section 4.2 (Priority of Security Interest) thereof:

“If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.”

6                                          The Loan Agreement shall be amended by deleting the following Section 6.9 (Financial Covenants) thereof in its entirety:

“              6.9          Financial Covenants.  Borrower shall maintain at all times, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)           Adjusted Quick Ratio.  To be tested as of the last day of each calendar month, an Adjusted Quick Ratio of at least 1.20 to 1.0.

(b)           Operating Cash Flow.  Operating Cash Flow of at least (i) ($2,000,000.00) as of December 31, 2009, (ii) ($5,000,000.00) as of each of March 31, 2010 and June 30, 2010, (iii) ($4,000,000.00) as of September 30, 2010, (iv) ($3,000,000.00) as of December 31, 2010, and (v) as of the last day of each calendar quarter thereafter, the amount that is $1,000,000.00 greater than the required Operating Cash Flow as of the last day of the immediately preceding calendar quarter.”

and inserting in lieu thereof the following:

“              6.9          Financial Covenants.  Borrower shall maintain at all times, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)           Adjusted Quick Ratio.  To be tested as of the last day of each month, an Adjusted Quick Ratio of at least: (i) through and including the month ended September 30, 2011, 1.20 to 1.0, (ii) for the months ending October 31, 2011, November 30, 2011, December 31, 2011, January 31, 2012, and February 29, 2012, 1.10:1.0, and (iii) for the month ending March 31, 2012 and each month thereafter, 1.30:1.0.

(b)           Operating Cash Flow.  Operating Cash Flow of at least (i) ($2,000,000.00) as of December 31, 2009, (ii) ($5,000,000.00) as of each of March 31, 2010 and June 30, 2010, (iii) ($4,000,000.00) as of September 30, 2010, (iv) ($3,000,000.00) as of December 31, 2010, (v) ($2,000,000.00) as of March 31, 2011, (vi) ($1,000,000.00) as of June 30, 2011, (vii) $0.00 as of September 30, 2011, and (viii) $3,500,000.00 as of December 31, 2011, and as of the last day of each quarter thereafter.”

7                                          The Loan Agreement shall be amended by inserting the following text to appear at the end of Section 12.9 (Survival) thereof:

“Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements.”

8                                          The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“              “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.”

“              “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services or any other extension of credit by Bank for Borrower’s benefit.”

“              “Current Liabilities” are all obligations and liabilities of Borrower to Bank and all of Borrower’s Included Indebtedness, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“              “FX Forward Contract” is defined in Section 2.1.3.”

“             “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”

“              “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.”

“              “Prime Rate” is the greater of: (a) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate, and (b) four percent (4.0%).”

“              “Revolving Line” is an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000).”

“             “Revolving Line Maturity Date” is February 4, 2012.”

and inserting in lieu thereof the following:

“              “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), and minus (c) the outstanding principal balance of any Advances.”

“              “Credit Extension” is any Advance, Letter of Credit, or any other extension of credit by Bank for Borrower’s benefit.”

“              “Current Liabilities” are all obligations and liabilities of Borrower to Bank, including, without limitation, Borrower’s reimbursement obligations to Bank, whether actual or contingent, under any Letter of Credit or Letter of Credit Application, including, without limitation, the Dell Letter of Credit, and all of Borrower’s Included Indebtedness, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“              “FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.”

“             “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.”

“              “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), if any, and including any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”

“              “Prime Rate” is (i) prior to the 2011 Effective Date, the greater of: (a) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate, and (b) four percent (4.0%), and (ii) on and after the 2011 Effective Date, the “prime rate” announced from time to time in the Wall Street Journal print edition, even if it is not the lowest or best available rate.”

“              “Revolving Line” is an Advance or Advances in an amount equal to Eighteen Million Dollars ($18,000,000.00); provided, however, that upon the expiration of the Dell Letter of Credit, the Revolving Line shall be an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000.00).  If upon the expiration of the Dell Letter of Credit, the outstanding principal amount of Credit Extensions exceeds Ten Million Dollars ($10,000,000.00), Borrower shall immediately pay to Bank such excess.”

“              “Revolving Line Maturity Date” is March 31, 2012.”

9                                          The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

“              “2011 Effective Date” is December 13, 2011.” [the date of this Loan Modification Agreement]

“              “Bank Services” are any products, credit services and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its subsidiaries by Bank or any Bank Affiliate, including, without limitation, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).”

“              “Dell Letter of Credit” is that certain Irrevocable Standby Letter of Credit No. SVBSF007128 in favor of Dell, Inc. dated as of October 26, 2011 in the face amount of Eight Million Dollars ($8,000,000.00).”

10                                    The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

4.             FEES.  Borrower shall pay to Bank a modification fee equal to Seven Thousand Two Hundred Twenty-Five Dollars ($7,225.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof.  Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.             RATIFICATION OF PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of February 5, 2010 between Borrower and Bank (the “Perfection Certificate”), and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

6.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.             RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.             NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this  Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Loan Modification Agreement.

10.           COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:

NETWORK ENGINES, INC.

By:
Name:
Title:

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

The undersigned, NETWORK ENGINES INTERNATIONAL, INC. (“Guarantor”),  ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain: (i) Unlimited Guaranty dated January 18, 2011 (the “Guaranty”), (ii) Security Agreement dated February 11, 2011, between Guarantor and Bank (the “Security Agreement”), and (iii) Stock Pledge Agreement dated February 11, 2011, between Guarantor and Bank (the “ Stock Pledge Agreement”) and acknowledges, confirms and agrees that the Guaranty, the Security Agreement, and the Stock Pledge Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

GUARANTOR:

NETWORK ENGINES INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	NETWORK ENGINES, INC.

The undersigned authorized officer of NETWORK ENGINES, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly consolidated plus consolidating financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual consolidated plus consolidating financial statement (CPA Audited)	FYE within120 days	Yes No
10-Q, 10-K and 8-K and other public filings	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings, Deferred Revenue reports and Inventory Sell-Through Reports	Monthly within 15 days	Yes No
Transaction Reports	As set forth in Section 6.2 of the Agreement	Yes No
Budgets and Projections	45 days after FYE	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required		Actual	Complies

Adjusted Quick Ratio (to be tested on the last day of each month)		*	:1.0	Yes No
Operating Cash Flow (as of the last day of each calendar quarter)	$	**	$	Yes No

*As set forth in Section 6.9(a) of the Agreement.

*As set forth in Section 6.9(b) of the Agreement.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Network Engines, Inc.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes	No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall control.

I.              Adjusted Quick Ratio (Section 6.9(a))

Required:               *

Actual:                           :1.00

A.	Aggregate value of the unrestricted cash of Borrower and its Subsidiaries at Bank	$

B.	Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$

C.	Quick Assets (the sum of lines A through B)	$

D.

Aggregate value of Obligations, including, without limitation, Borrower’s reimbursement obligations to Bank, whether actual or contingent, under any Letter of Credit or Letter of Credit Application, including, without limitation, the Dell Letter of Credit, to Bank plus (a) indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, and (c) capital lease obligations

$

E.

Aggregate value of liabilities of Borrower and its Subsidiaries (including all Indebtedness) that matures within one (1) year and current portion of Subordinated Debt permitted by Bank to be paid by Borrower

$

F.	Current Liabilities (the sum of lines D and E)	$

G	Deferred Revenue	$

H	Line F minus line G	$

I.	Adjusted Quick Ratio (line C divided by line H)

*As set forth in Section 6.9(a) of the Agreement.

Is line I equal to or greater than the required amount?

☐ No, not in compliance	☐ Yes, in compliance

II.            Operating Cash Flow (Section 6.9(b))

Required:               Operating Cash Flow of at least  (i) ($2,000,000.00) as of December 31, 2009, (ii) ($5,000,000.00) as of each of March 31, 2010 and June 30, 2010, (iii) ($4,000,000.00) as of September 30, 2010, (iv) ($3,000,000.00) as of December 31, 2010, (v) ($2,000,000.00) as of March 31, 2011, (vi) ($1,000,000.00) as of June 30, 2011, (vii) $0.00 as of September 30, 2011, and (viii) $3,500,000.00 as of December 31, 2011, and as of the last day of each quarter thereafter.

Actual:                   $

A.	Net Income (as defined in the Agreement) for prior 12 month period	$

B.	Interest Expense (as defined in the Agreement) for prior 12 month period	$

C.	Depreciation expense and amortization expense for prior 12 month period	$

D.	Income tax expense for prior 12 month period	$

E.	non-stock compensation and other one-time non-cash expenses approved by Bank in writing on a case-by-case basis for prior 12 month period	$

F.	EBITDA (the sum of lines A through E)	$

G.	Capital Expenditures (as defined in the Agreement) for prior 12 month period	$

H.	Borrower’s cash taxes for prior 12 month period	$

I.	Operating Cash Flow (line F minus line G minus line H)	$

Is Line I greater than or equal to the applicable amount above?

☐ No, not in compliance	☐ Yes, in compliance